UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 21, 2014

WageWorks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35232	94-3351864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Park Place, 4th Floor

San Mateo, California 94403

(Address of principal executive offices, including zip code)

(650) 577-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2014, WageWorks, Inc., a Delaware corporation (the “Company”), entered into a First Amendment to Credit Agreement (the “First Amendment”), which amends that certain Credit Agreement, dated as of December 31, 2012 (the “Credit Agreement”), by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto, and MUFG Union Bank, N.A. (formerly Union Bank, N.A.), as administrative agent. The First Amendment provides for, among other things, an increase in the revolving credit facility to $125.0 million, with an option, subject to certain requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $25.0 million in additional commitments. The subfacility for the issuance of letters of credit remains at $15.0 million. In addition, the First Amendment extends the maturity date of the revolving credit facility to July 21, 2017 and amends the minimum consolidated net worth covenant.

The First Amendment also amends the interest rate provisions applicable to the revolving loans, which will bear interest, at the Company’s option, at (i) a base rate determined in accordance with the Credit Agreement, plus a spread of 0% to 0.25%, or (ii) a LIBOR rate determined in accordance with the Credit Agreement, plus a spread of 1.75% to 2.25%, in each case with such spread determined based on the Company’s consolidated leverage ratio for the preceding four fiscal quarter period.

Certain of the lenders and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for those transactions.

Additional details of the Credit Agreement were previously disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on January 7, 2013, and are incorporated herein by reference.

The Company will file the First Amendment with its quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAGEWORKS, INC.

By:	/s/ Joseph L. Jackson
Name: Joseph L. Jackson Title: Chief Executive Officer

Date: July 25, 2014

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